Exhibit 99.1

NASDAQ:GFED
www.gbankmo.com

For Immediate Release

Contacts:	Shaun A. Burke, President and CEO or Carter M. Peters, CFO
1341 W. Battlefield
Springfield, MO 65807
417-520-4333

Guaranty Federal Bancshares, Inc.

Announces PRELIMINARY SECOND QUARTER 2016 Financial Results

SPRINGFIELD, MO – (July 18, 2016) – Guaranty Federal Bancshares, Inc., (NASDAQ:GFED), the holding company (the “Company”) for Guaranty Bank (the “Bank”), today announces the following preliminary results for its second quarter ended June 30, 2016.

The Company’s initiatives resulted in the following highlights during the second quarter of 2016:

●	Gross loans increased $28.4 million compared to year-end 2015. The growth was primarily in construction and commercial real estate.
●	Opening of a Loan Production Office in Joplin, Missouri - As of June 30, 2016, $3.9 million in loan balances have been generated.
●	Nonperforming assets (NPAs) declined $2.0 million compared to year-end 2015, resulting in an NPA to total assets ratio of 2.07%.
●	Fixed-rate mortgage loan volume increased 17% over the same quarter in 2015.

Below are selected financial highlights of the Company’s second quarter of 2016, compared to the first quarter of 2016 and the second quarter of 2015.

	Quarter ended
	June 30, 2016	March 31, 2016	June 30, 2015
	(Dollar amounts in thousands, except per share data)
Net income available to common shareholders	$1,256	$1,277	$1,538

Diluted income per common share	$0.28	$0.29	$0.35
Common shares outstanding	4,367,018	4,365,518	4,334,564
Average common shares outstanding , diluted	4,420,484	4,410,279	4,388,326

Annualized return on average assets	0.75%	0.78%	0.93%
Annualized return on average equity	7.26%	7.55%	9.55%
Net interest margin	3.33%	3.36%	3.39%
Efficiency ratio	67.79%	65.35%	67.08%

Tangible common equity to tangible assets	10.30%	10.37%	9.80%
Tangible book value per common share	$16.03	$15.58	$14.76
Nonperforming assets to total assets	2.07%	2.46%	1.17%

Select Quarterly Financial Data

The following key issues contributed to the second quarter operating results as compared to the same quarter in 2015 and the financial condition results compared to December 31, 2015:

Interest income – The Company experienced strong loan activity during the second quarter allowing it to put available cash and investment funds into higher yielding loans. While loan growth initiatives have been successful, a significant amount of new credits occurred in the latter part of the second quarter, not yet contributing to the Company’s interest income. Also, in this highly competitive rate environment, pricing on new and renewed credit remains difficult. These issues have prevented the Company from improving its loan interest income and yield compared to 2015. The Company’s total interest-earning asset yield during the second quarter was 3.99% as compared to 4.02% during the first quarter of 2016 and 4.11% for the second quarter of 2015.

Interest expense - On the liability side, the expansion of core deposit relationships, reductions in higher priced retail products and utilization of cost effective wholesale funding continue to improve the Company’s overall cost of funds. Also improving cost of funds over the prior year was the prepayment of the Company’s $10 million repurchase agreement during the second quarter of 2015. The average cost of funds for the quarter was .76% as compared to .81% for the same quarter in 2015.

Provision for loan loss expense and allowance for loan losses –Based on its reserve analysis and methodology, the Company recorded a provision for loan loss expense of $375,000 during the quarter, an increase from the prior year quarter in which the Company did not require any provision expense. The provision for the quarter was primarily due to the increased loan balances and various reserves on a few specific problem credits.

At June 30, 2016, the allowance for loan losses of $6.2 million was 1.18% of gross loans outstanding (excluding mortgage loans held for sale), representing a slight increase from the 1.17% as of December 31, 2015. Management believes the allowance for loan losses is at a sufficient level to provide for loan losses in the Bank’s existing loan portfolio.

Non-interest income –Non-interest income decreased $332,000 during the quarter compared to the same quarter in 2015 primarily due to the Company’s gains on sale of loans and investment securities in the second quarter of 2015. The prior year gains were part of a structured transaction selling approximately $4 million of Small Business Administration (“SBA”) guaranteed loans and approximately $5.8 million of investment securities for a combined gain of $488,000. With those proceeds, the Company prepaid a $10 million repurchase agreement (bearing annual interest of 2.61%) incurring a prepayment penalty of $464,000.

The Company’s mortgage division experienced another strong quarter in 2016 resulting in an increase of $18,000 in gains on sales of fixed-rate mortgage loans for the period compared to the same quarter in 2015. Fixed-rate mortgage volume of $15.8 million for the quarter was an increase of 17% compared to the prior year quarter.

Non-interest expense – Non-interest expenses decreased $242,000 over the prior year quarter primarily due to a few significant items.

First, included in non-interest expense during the second quarter of 2015 was a $464,000 prepayment penalty on the structured transaction discussed above under “Non-interest income”.

Second, salaries and employee benefits have increased $218,000 which is primarily due to the addition of a loan production office in Joplin and the addition of other key positions in the areas of technology, commercial and retail production. The Company is continuing to position itself for future growth and expansion. Also impacting compensation were mortgage commissions which increased due to the mortgage volume noted above.

Provision for income taxes – The decrease in the provision for income taxes for the quarter is a direct result of the Company’s decrease in taxable income and increased utilization of tax-exempt revenue sources.

Capital – At June 30, 2016, stockholders’ equity increased to $70.0 million compared to $66.4 million at December 31, 2015. First, equity increased due to $2.5 million in net income for the six months ended June 30, 2016. Second, as a result of a decline in market interest rates on many debt securities during the first half of 2016, the Company experienced an improvement in the value of its investment portfolio. The equity portion of the Company’s unrealized losses on available-for-sale securities improved by $1.5 million at June 30, 2016 as compared to December 31, 2015. Offsetting the increase in equity was $709,000 in shareholder dividends declared during the first two quarters of 2016. On a per common share basis, stockholders’ equity increased to $16.03 at June 30, 2016 as compared to $15.27 as of December 31, 2015.

From a regulatory capital standpoint, all capital ratios for both the Company and the Bank remain strong and above regulatory requirements.

Nonperforming assets – The Company reduced its nonperforming assets to $14.1 million as of June 30, 2016 as compared to $16.1 million as of December 31, 2015. Non-performing assets as a percentage of total assets was 2.07% as of June 30, 2016 compared to 2.47% as of December 31, 2015.

Non-Generally Accepted Accounting Principle (GAAP) Financial Measures

In addition to the GAAP financial results presented in this press release, the Company presents non-GAAP financial measures discussed below. These non-GAAP measures are provided to enhance investors’ overall understanding of the Company’s current financial performance. Additionally, Company management believes that this presentation enables meaningful comparison of financial performance in various periods. However, the non-GAAP financial results presented should not be considered a substitute for results that are presented in a manner consistent with GAAP. A limitation of the non-GAAP financial measures presented is that the adjustments concern gains, losses or expenses that the Company does expect to continue to recognize; the adjustments of these items should not be construed as an inference that these gains or expenses are unusual, infrequent or non-recurring. Therefore, Company management believes that both GAAP measures of its financial performance and the respective non-GAAP measures should be considered together.

Operating Income

Operating income is a non-GAAP financial measure that adjusts net income for the following non-operating items:

●	Gains on sales of available-for-sale securities
●	Gains on sales of SBA loans
●	Losses on foreclosed assets held for sale
●	Prepayment penalty on repurchase agreements
●	Provision for loan loss expense
●	Provision for income taxes

A reconciliation of the Company’s net income to its operating income for the periods ended June 30, 2016 and 2015 is set forth below.

	Quarter ended		Six months ended
	June 30, 2016	June 30, 2015	June 30, 2016	June 30, 2015
	(Dollar amounts are in thousands)

Net income	$1,256	$1,538	$2,532	$2,867

Add back:
Provision for income taxes	416	696	944	1,285
Income before income taxes	1,672	2,234	3,476	4,152

Add back/(subtract):
Gains on investment securities	(60)	(149)	(111)	(155)
Loss on foreclosed assets held for sale	9	7	20	18
Gain on sale of SBA loans	(83)	(344)	(152)	(344)
Prepayment penalty on repurchase agreements	-	464	-	464
Provision for loan losses	375	-	750	150
	241	(22)	507	133

Operating income	$1,913	$2,212	$3,983	$4,285

About Guaranty Federal Bancshares, Inc.

Guaranty Federal Bancshares, Inc. (NASDAQ:GFED) has a subsidiary corporation offering full banking services. The principal subsidiary, Guaranty Bank, is headquartered in Springfield, Missouri, and has nine full-service branches in Greene and Christian Counties and Loan Production Offices in Jasper and Webster Counties. Guaranty Bank is a member of the MoneyPass and TransFund ATM networks which provide its customers surcharge free access to over 24,000 ATMs nationwide. For more information visit the Guaranty Bank website: www.gbankmo.com.

The Company may from time to time make written or oral “forward-looking statements,” including statements contained in the Company’s filings with the SEC, in its reports to stockholders and in other communications by the Company, which are made in good faith by the Company pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Words such as “anticipates,” “estimates,” “believes,” “expects,” and similar expressions are intended to identify such forward-looking statements but are not the exclusive means of identifying such statements.

These forward-looking statements involve risks and uncertainties, such as statements of the Company’s plans, objectives, expectations, estimates and intentions, that are subject to change based on various important factors (some of which are beyond the Company’s control). The following factors, among others, could cause the Company’s financial performance to differ materially from the plans, objectives, expectations, estimates and intentions expressed in such forward-looking statements:

● the strength of the United States economy in general and the strength of the local economies in which we conduct operations;

● the effects of, and changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Federal Reserve, inflation, interest rates, market and monetary fluctuations;

● the timely development of and acceptance of new products and services and the perceived overall value of these products and services by users, including the features, pricing and quality compared to competitors’ products and services;

● the willingness of users to substitute competitors’ products and services for our products and services;

● our success in gaining regulatory approval of our products and services, when required;

● the impact of changes in financial services laws and regulations (including laws concerning taxes, banking, securities and insurance);

● technological changes;

● the ability to successfully manage and integrate any future acquisitions if and when our board of directors and management conclude any such acquisitions are appropriate;

● changes in consumer spending and saving habits;

● our success at managing the risks resulting from these factors; and

● other factors set forth in reports and other documents filed by the Company with the SEC from time to time.

Financial Highlights:
	Quarter ended		Six months ended
Operating Data:	June 30, 2016	June 30, 2015	June 30, 2016	June 30, 2015
	(Dollar amounts are in thousands, except per share data)

Total interest income	$6,204	$6,386	$12,409	$12,674
Total interest expense	1,027	1,112	2,052	2,204
Net interest income	5,177	5,274	10,357	10,470
Provision for loan losses	375	-	750	150
Net interest income after provision for loan losses	4,802	5,274	9,607	10,320
Noninterest income	1,179	1,512	2,288	2,426
Noninterest expense	4,309	4,552	8,419	8,594
Income before income taxes	1,672	2,234	3,476	4,152
Provision for income taxes	416	696	944	1,285
Net income available for common shareholders	$1,256	$1,538	$2,532	$2,867
Net income per common share-basic	$0.29	$0.35	$0.58	$0.66
Net income per common share-diluted	$0.28	$0.35	$0.57	$0.65

Annualized return on average assets	0.75%	0.93%	0.77%	0.88%
Annualized return on average equity	7.26%	9.55%	7.43%	9.07%
Net interest margin	3.33%	3.39%	3.34%	3.41%
Efficiency ratio	67.79%	67.08%	66.58%	66.64%

	At	At
Financial Condition Data:	June 30, 2016	December 31, 2015
Cash and cash equivalents	$9,799	$18,774
Investments	104,900	97,336
Loans, net of allowance for loan losses
6/30/2016 - $6,181; 12/31/2015 - $5,812	520,926	492,905
Other assets	44,283	43,820
Total assets	$679,908	$652,835

Deposits	$514,415	$517,386
Advances from correspondent banks	78,400	52,100
Subordinated debentures	15,465	15,465
Other liabilities	1,612	1,462
Total liabilities	609,892	586,413
Stockholders' equity	70,016	66,422
Total liabilities and stockholders' equity	$679,908	$652,835
Equity to assets ratio	10.30%	10.17%
Tangible book value per common share	$16.03	$15.27
Nonperforming assets	$14,060	$16,147